Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
561.413.0112

Willis Lease Finance Corporation Reports Record Second Quarter 2025 Financial Results

Delivers Record Pre-Tax Income of $74.3 Million and Record Quarterly Revenue of $195.5 Million

COCONUT CREEK, FL — August 5, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced its financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights (All metrics compared to second quarter 2024, except where noted)

•Record quarterly total revenue of $195.5 million, an increase of 29.4%
•Record quarterly pre-tax income of $74.3 million
•Lease rent revenue of $72.3 million, an increase of 29.4%
•Strong maintenance reserve revenue of $50.7 million with short-term recurring maintenance reserve revenue up 9.5%
•Spare parts and equipment sales of $30.4 million, an increase of $24.2 million
•$43.0 million gain on sale of aviation consultancy business to Willis Mitsui & Company Engine Support Limited (“WMES”) joint venture
•Portfolio utilization increased to 88.3% at quarter end, compared to 76.7% at year end 2024

For the three months ended June 30, 2025, total revenue was $195.5 million, up 29.4% as compared to $151.1 million for the same period in 2024. For the second quarter of 2025, core lease rent and maintenance reserve revenues were $123.0 million in the aggregate, up 4% as compared to $118.8 million for the same period in 2024. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with the continued strength of the aviation marketplace, as airlines leverage the Company’s leasing, parts and maintenance capabilities to avoid protracted, expensive engine shop visits.

“Quarter 2 was WLFC’s strongest quarter ever,” said Austin C. Willis, Chief Executive Officer of WLFC, “Even when adjusting for unique events on both the revenue and expense side, the underlying performance of the business, demonstrated by record lease revenues, increased utilization and solid recurring reserves, was exceptional.”

Second Quarter 2025 Operating Results

Engines on lease with “non-reimbursable” usage fees generated $50.2 million of short-term maintenance revenues for the quarter ended June 30, 2025, compared to $45.9 million for the quarter ended June 30, 2024, an increase of $4.4 million or 9.5%. The increase reflects an increase in the number of engines on short-term lease conditions, and the systematic, contractual increase in the hourly and cyclical usage rates on our engines.

Spare parts and equipment sales increased to $30.4 million for the quarter ended June 30, 2025, compared to $6.2 million for the quarter ended June 30, 2024. Equipment sales for the three months ended June 30, 2025, were $21.1 million for the sale of one engine. There were no equipment sales for the three months ended June 30, 2024. The $3.1 million, or 49.3% quarter-over-quarter increase in spare parts sales reflects the heightened demand for surplus material as operators extend the lives of their current generation engine portfolios.

For the quarter ended June 30, 2025, the gain on sale of leased equipment was $27.6 million, reflecting the sale of 14 engines, two airframes, and other parts and equipment from the lease portfolio. During the three months ended June 30, 2024, the Company sold seven engines, eight airframes, and other parts and equipment for a net gain of $14.4 million.

The Company sold Bridgend Asset Management Limited (“BAML”), our United Kingdom aviation consultancy business, to our WMES joint venture, resulting in a gain on sale of business of approximately $43.0 million.

The book value of lease assets owned either directly or through WLFC’s joint ventures, inclusive of the Company’s equipment held for operating lease, maintenance rights, notes receivable, and investments in sales-type leases was $3,254.1 million as of June 30, 2025.

Balance Sheet

As of June 30, 2025, the Company’s lease portfolio was $2,830.0 million, consisting of $2,606.6 million of equipment held in its operating lease portfolio, $171.8 million of notes receivable, $34.7 million of maintenance rights, and $16.8 million of investments in sales-type leases, which represented 348 engines, 15 aircraft, one marine vessel, and other leased parts and equipment. As of December 31, 2024, the Company’s lease portfolio was $2,872.3 million, consisting of $2,635.9 million of equipment held in its operating lease portfolio, $183.6 million of notes receivable, $31.1 million of maintenance rights, and $21.6 million of investments in sales-type leases, which represented 354 engines, 16 aircraft, one marine vessel, and other leased parts and equipment.

Conference Call

WLFC will hold a conference call led by the executive management team today at 10:00 a.m. Eastern Time to discuss its second quarter 2025 results.

To participate in the conference call, please use the following dial-in numbers:

U.S. and Canada: +1 (800) 289-0459
International: +1 (646) 828-8082
Conference ID: 101023

A digital replay will be available two hours after the completion of the conference call. To access the replay, please visit our website at www.wlfc.global under the Investor Relations section for details.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Any forward-looking statement made by the Company is based only on information currently available to the Company and speaks only as of the date on which it is made. We undertake no obligation to update them, except as may be required by law. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors, as well as the impact of new or increased tariffs; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change
REVENUE
Lease rent revenue	$72,268	$55,866	29.4%	$140,007	$108,747	28.7%
Maintenance reserve revenue	50,743	62,897	(19.3)%	105,602	106,767	(1.1)%
Spare parts and equipment sales	30,354	6,186	390.7%	48,594	9,474	412.9%
Interest revenue	3,649	2,284	59.8%	7,583	4,553	66.5%
Gain on sale of leased equipment	27,582	14,428	91.2%	32,019	23,629	35.5%
Gain on sale of financial assets	—	—	nm	378	—	nm
Maintenance services revenue	8,031	6,781	18.4%	13,617	12,008	13.4%
Other revenue	2,875	2,678	7.4%	5,434	5,025	8.1%
Total revenue	195,502	151,120	29.4%	353,234	270,203	30.7%

EXPENSES
Depreciation and amortization expense	27,550	22,167	24.3%	52,574	44,653	17.7%
Cost of spare parts and equipment sales	28,102	5,437	416.9%	43,425	8,142	433.3%
Cost of maintenance services	8,621	5,671	52.0%	13,950	11,245	24.1%
Write-down of equipment	11,458	—	nm	13,567	261	5,098.1%
General and administrative	50,429	34,687	45.4%	98,149	64,268	52.7%
Technical expense	7,508	4,518	66.2%	13,738	12,773	7.6%
Net finance costs:
Interest expense	33,569	24,562	36.7%	65,663	47,565	38.0%
Total net finance costs	33,569	24,562	36.7%	65,663	47,565	38.0%
Total expenses	167,237	97,042	72.3%	301,066	188,907	59.4%

Income from operations	28,265	54,078	(47.7)%	52,168	81,296	(35.8)%
Gain on sale of business	42,950	—	nm	42,950	—	nm
Income from joint ventures	3,082	3,825	(19.4)%	4,433	6,499	(31.8)%
Income before income taxes	74,297	57,903	28.3%	99,551	87,795	13.4%
Income tax expense	13,920	15,317	(9.1)%	22,305	24,340	(8.4)%
Net income	60,377	42,586	41.8%	77,246	63,455	21.7%
Preferred stock dividends	1,353	910	48.7%	2,676	1,810	47.8%
Accretion of preferred stock issuance costs	69	12	475.0%	139	24	479.2%
Net income attributable to common shareholders	$58,955	$41,664	41.5%	$74,431	$61,621	20.8%

Basic weighted average income per common share	$8.68	$6.34		$11.11	$9.51
Diluted weighted average income per common share	$8.43	$6.21		$10.64	$9.22

Basic weighted average common shares outstanding	6,789	6,570		6,698	6,479
Diluted weighted average common shares outstanding	6,990	6,714		6,995	6,687

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$37,267	$9,110
Restricted cash	745,268	123,392
Equipment held for operating lease, less accumulated depreciation	2,606,593	2,635,910
Maintenance rights	34,734	31,134
Equipment held for sale	13,191	12,269
Receivables, net	37,644	38,291
Spare parts inventory	63,609	72,150
Investments	91,123	62,670
Property, equipment & furnishings, less accumulated depreciation	62,653	48,061
Intangible assets, net	271	2,929
Notes receivable, net	171,846	183,629
Investments in sales-type leases, net	16,779	21,606
Other assets	65,467	56,045
Total assets	$3,946,445	$3,297,196

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$86,720	$75,983
Deferred income taxes	203,726	185,049
Debt obligations	2,800,643	2,264,552
Maintenance reserves	113,121	97,817
Security deposits	24,204	23,424
Unearned revenue	36,833	37,911
Total liabilities	3,265,247	2,684,736

Redeemable preferred stock ($0.01 par value)	63,261	63,122

Shareholders’ equity:
Common stock ($0.01 par value)	76	72
Paid-in capital in excess of par	56,000	50,928
Retained earnings	562,121	491,439
Accumulated other comprehensive (loss) income, net of tax	(260)	6,899
Total shareholders’ equity	617,937	549,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,946,445	$3,297,196